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                PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION OF
                      ASSOCIATED PHYSICIANS CAPITAL, INC.


     This Plan of Complete Liquidation and Dissolution (the "Plan of Liquidation") of Associated Physicians Capital, Inc., an Illinois corporation (the "Company"), is intended to accomplish the complete liquidation and dissolution of the Company in accordance with the provisions of the Illinois Business Corporation Act (the "BCA") and Section 331 of the Internal Revenue Code of 1986, as amended, pursuant to the following steps:

     1. EFFECTIVE DATE.

     The Board of Directors of the Company has adopted the Plan of Liquidation and called a special meeting of shareholders of the Company to consider and act upon a proposal to approve and adopt the Plan of Liquidation. The Plan of Liquidation shall be effective on the date (the "Effective Date") on which it is approved and adopted by the affirmative vote of the holders of a two-thirds (2/3) majority of the outstanding shares of Class A No Par Value Common Stock of the Company (the "Class A Shares") entitled to vote thereon. After the Effective Date, the officers of the Company shall obtain any certificates required from the Illinois tax authorities and, upon obtaining such certificates, shall file with the Office of the Secretary of State of the State of Illinois articles of dissolution in accordance with Section 5/12.20 of the BCA.

     2. CESSATION OF BUSINESS ACTIVITIES.

     After the Effective Date, the Company shall not engage in any business activities except for the purpose of preserving the value of its assets, prosecuting and defending suits by or against the Company, adjusting and winding up its business and affairs and distributing its assets in accordance with the Plan of Liquidation. The directors and officers of the Company now in office will resign, except for James J. Smith, M.D., President and Chairman of the Company, who will continue in these offices solely for these purposes and as otherwise provided in the Plan of Liquidation.

     3. LIQUIDATION OF ASSETS.

     The Company shall sell, exchange or otherwise dispose of all of its property and assets, for such consideration (which may consist in whole or in part of money or other property) and upon such terms and conditions as Dr. Smith deems expedient and in the best interests of the Company and its shareholders. As part of the liquidation of its property and assets, the Company shall collect, or make provisions for the collection of, all accounts receivable, debts and claims owing to it.

     4. PAYMENT OF DEBTS.


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     Prior to any distribution to its shareholders, the Company shall pay or make reasonable provision to pay, all claims and obligations of the Company, including all contingent, conditional or unmatured claims known to the Company, and shall make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen, but that, based on facts known to the Company, are likely to arise or to become known to the Company prior to the expiration of applicable statutes of limitation.

     5. LIQUIDATION DISTRIBUTIONS.

     Following the payment or the provisions for the payment of the Company's claims and obligations as provided in Section 4, the Company shall initially distribute shares of Associated Physicians Insurance Company to its holders of Class A Shares and holders of Class B No Par Value Common Stock (the "Class B Shares"). The Company has agreed to refund to APIC any amount remaining after payment of all of the Company's obligations. Ratification of this Plan of Liquidation by the shareholders shall constitute their consent to this provision. Such distribution or distributions of shares of stock may occur all at once or in a series of distributions and may be in such manner, and at such time, as the Company may determine. If and to the extent deemed necessary or appropriate by the Company, the Company may establish and set aside a reasonable amount (the "Contingency Reserve") to satisfy claims against the Company and expenses incurred in connection with the collection and defense of the Company's property and assets and liquidation and dissolution provided for in this Plan of Liquidation. The Contingency Reserve may consist of cash or property. Following the payment, satisfaction or other resolution of such claims and expenses, any amounts remaining in the Contingency Reserve shall be distributed as provided in this Section 5.

     6. CANCELLATION OF CLASS A SHARES AND CLASS B SHARES.

     The distributions to the Company's shareholders pursuant to Section 5 hereof shall be in complete redemption and cancellation of all of the outstanding Class A Shares and Class B Shares.

     7. RECORD DATE AND RESTRICTIONS ON TRANSFER OF SHARES.

     The Company shall discontinue recording transfers of Class A Shares and Class B Shares at the close of business on the record date fixed by the Company for the first liquidating distribution made under the Plan of Liquidation (the "Record Date"), and thereafter certificates representing Class A Shares and Class B Shares shall not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law. The proportionate interests of all of the shareholders of the Company shall be fixed on the basis of their respective stockholdings at the close of business on the Record Date, and, after the Record Date, any liquidating distributions made by the Company shall be made solely to the shareholders of record at the close of business on the Record Date except as may be necessary to reflect



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subsequent transfers recorded on the books of the Company as a result of any assignments by will, intestate succession or operation of law.

     8. AUTHORITY OF DR. SMITH.

     Dr. Smith shall have authority to do or authorize any and all acts and things provided for in the Plan of Liquidation and any and all further acts and things as he may consider desirable to carry out the purposes of the Plan of Liquidation, including the execution and filing of all such certificates, documents, information returns, tax returns and other documents which may be necessary or appropriate to implement the Plan of Liquidation. Dr. Smith may authorize such variations from or amendments to the provisions of the Plan of Liquidation as may be necessary or appropriate to effectuate the complete liquidation, dissolution and termination of existence of the Company and the distribution of its assets to its shareholders in accordance with the laws of the State of Illinois.

     After the Effective Date, Dr. Smith shall have full power to wind up and settle the Company's affairs. The powers and duties of Dr. Smith shall include, but are not limited to, the following acts in the name and on behalf of the Company: (a) to employ agents and attorneys to liquidate or wind up its affairs; (b) to continue the conduct of the business of the Company, but only insofar as necessary for the disposal or winding up thereof; (c) to carry out contracts and collect, pay, compromise and settle debts and claims for or against the Company; (d) to defend suits brought against the Company; (e) to sue in the name of the Company for all sums due or owing to the Company or to recover any of its property; and (f) in general, to make contracts and to do any and all things in the name of the Company which may be proper or convenient for the purposes of winding up, settling and liquidating the affairs of the Company.

     9. AUTHORIZATION FOR NECESSARY ACTS.

     (a) Dr. Smith is hereby authorized to do such acts and to take such steps as may be necessary or convenient to carry these resolutions into effect including, but not limited to, the execution of such instruments as may be required to vest title to the assets of the Company in the shareholder(s).

     (b) The officers of the Company are hereby authorized and directed to execute Articles of Dissolution pursuant to and in conformity with, the applicable provisions of the BCA, and to cause such Articles of Dissolution to be filed in the Office of the Secretary of State of Illinois, and to do all other things necessary or convenient to cause the liquidation and dissolution of the Company.

     10. COMPENSATION.

     The Company may pay to the Company's employees or agents compensation for services rendered in connection with the implementation of the Plan of Liquidation.



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     11. INDEMNIFICATION.

     The Company shall continue to indemnify its officers, directors, employees and agents in accordance with its articles of incorporation, bylaws and any contractual arrangements as therein provided, and such indemnification shall apply to acts or omissions of such persons in connection with the implementation of the Plan of Liquidation and the winding up of the affairs of the Company. The Company's obligation to indemnify such persons may be satisfied out of its assets. The Board of Directors are authorized to obtain and maintain insurance as may be necessary to cover the Company's indemnification obligations.

     12. COSTS.

     The Board of Directors is authorized, empowered and directed to pay all legal, accounting, printing and other fees and expenses of persons rendering services to the Company in connection with the implementation of the Plan of Liquidation, including, without limitation, any such fees and expenses incurred in connection with the preparation of a proxy statement for the special meeting of shareholders to be held for the purpose of voting upon the approval of the Plan of Liquidation.

     IN WITNESS WHEREOF, the Company has caused the Plan of Liquidation to be executed by its duly authorized officers this 31st day of May, 1996.


                                        ASSOCIATED PHYSICIANS CAPITAL,
                                        INC.


                                        By:/s/ JAMES J. SMITH, M.D.
                                           ---------------------------------
                                           James J. Smith, M.D.
                                           Chairman of the Board

ATTEST:

/s/ HERMILIO O. JAZMINES, M.D.
- ----------------------------
Hermilo O. Jazmines, M.D.,
Secretary






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